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                                                  For More Information:
                                                  James N. Borum
                                                  Todd R. Craun
                                                  (610) 687-5253

                 AIRGAS, INC. ANNOUNCES RECOVERY OF $20 MILLION
                    FROM DEFENDANTS IN REFRIGERANT LITIGATION

     RADNOR, Pennsylvania, July 28, l997 -- Airgas, Inc. (NYSE-ARG) today announced it has reached a comprehensive settlement with all of the defendants in the litigation brought by Airgas under federal and state RICO statutes in federal court in Georgia seeking recovery of losses Airgas incurred in certain refrigerant gas transactions late last year. Under the terms of the settlement, the defendants have agreed to pay Airgas approximately $20 million to compensate Airgas for most of the loss it recognized with a pre-tax charge in the fourth quarter of its fiscal year ended March 31, 1997. The settlement, which requires court approval in bankruptcy proceedings for two of the defendants, will result in a suspension of the trial scheduled to begin on August 4, 1997. Airgas said it is pressing forward with its insurers to recover the balance of its losses and the related extra expenses.

     "We are very pleased to have achieved this substantial recovery only seven months after announcing we had been victimized and five months after commencing litigation," said Peter McCausland, Chairman and Chief Executive Officer of Airgas. "This recovery reflects the tireless efforts of the Airgas team and our legal counsel to recover the entire amount we are owed. We hope we can quickly settle with our insurers on the balance of our loss so that we can put this matter completely behind us as soon as possible."

     Airgas, Inc. is the largest distributor of industrial, medical and specialty gases and related equipment in North America. Its distributor network includes approximately 640 locations in 41 states, Canada and Mexico. Airgas can be visited via the Internet at http://www.airgas.com.

Forward-Looking Statements

     This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding court approval in the bankruptcy proceedings for two of the defendants. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

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